Exhibit 99.1

MINDESTA Announces TSXV Approval for Distribution
of Northern Graphite Shares and Sets Record Date

Ottawa, Canada - (Market Wire) – December 13, 2011 – Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB:MDST) announces that the TSX Venture Exchange (“TSXV”) has approved the release from escrow of the common shares of Northern Graphite Corporation (“Northern”) owned by the Company to facilitate their distribution to Mindesta’s shareholders. As a result, the Board of Directors has declared a pro rata dividend-in-kind, payable January 25, 2012 to shareholders of record as at January 5, 2012 (the “Record Date”), whereby most of the shares of Northern owned by the Company (the “Northern Shares”) will be distributed to Mindesta shareholders.

The Company owns 9,750,000 common shares of Northern, representing approximately 26.2% of the outstanding shares of Northern, and the Board of Directors has declared a pro rata dividend-in-kind of one share of Northern for every share of Mindesta held on the Record Date. Mindesta currently has outstanding 8,963,134 common shares as well as 562,500 options to purchase common shares. The dividend will not affect the number of outstanding shares of Mindesta or Northern.

Shortly after the Record Date, the Company’s transfer agent will mail to all shareholders entitled to receive the dividend an instruction letter and an Information Statement providing certain information regarding the distribution of the Northern Shares.  Mindesta shareholders do not have to pay any consideration or take any action in order to participate in the dividend. However, shareholders will be required to complete and return the instruction letter, which will confirm delivery instructions and provide information for the preparation of tax forms, in order to effect delivery of the share certificate(s) representing their Northern Shares.

The Information Statement will include information regarding the tax treatment of the distribution of the Northern shares. Appropriate tax reporting forms will be provided by the Company to its shareholders in due course in accordance with applicable laws. Shareholders with questions regarding the tax treatment of the distribution should consult with their own tax advisors.

The securities described in this press release have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available. This press release is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

For additional information, please contact: Gregory Bowes, CEO (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as “could”, “potential”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made.  The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE